Exhibit 99.1

GSI Technology, Inc. Board
Unanimously Rejects Unsolicited Acquisition Proposal from GigOptix, Inc.

SUNNYVALE, CA — (Marketwired — September 17, 2015) — GSI Technology, Inc. (NASDAQ: GSIT) today announced that its Board of Directors, in consultation with its financial and legal advisors, unanimously determined to reject GigOptix, Inc.’s unsolicited, non-binding and conditional proposal to acquire the Company that was originally announced on June 4, 2015 and subsequently revised.

GSI Technology communicated its response to GigOptix in a letter from Arthur O. Whipple, its Lead Director, to Avi Katz, GigOptix’s Chairman, Chief Executive Officer and President.  The full text of Mr. Whipple’s letter follows:

September 16, 2015

Dr. Avi Katz

Chairman, Chief Executive Officer

and President

GigOptix, Inc.

130 Baytech Drive

San Jose, CA  95134

Dear Dr. Katz:

In your letter of June 4, 2015, you outlined a non-binding and conditional proposal to acquire all of the outstanding shares of GSI Technology, Inc. common stock for per share consideration of $6.50 per share, consisting of an unspecified combination of GigOptix common stock and cash (including GSI Technology’s cash paid as a special dividend).

As you requested in your letter, representatives of our management and several members of our Board of Directors, along with our financial and legal advisors, held meetings with you and your advisors to provide you and your team with an opportunity to clarify your proposal, provide additional information regarding the financing commitment referred to in your letter and demonstrate why you believed that the proposed transaction was in the best interests of our stockholders.  In connection with these discussions, we entered into a mutual nondisclosure agreement, although you did not request, and we did not provide GigOptix with, any non-public information regarding GSI Technology.  At our most recent meeting on August 31, 2015, you substantially revised your proposal by, among other things, reducing the per share consideration to $5.04 per share, again consisting of a combination of GigOptix common stock and cash (primarily GSI Technology’s cash).

After carefully and thoroughly reviewing your revised proposal, in consultation with its financial advisors, Robert W. Baird & Co. Incorporated, and its legal advisors, DLA Piper LLP (US), our Board has unanimously concluded that further pursuit of your unsolicited proposal would not be in the best interests of our stockholders.  The Board believes that GSI Technology’s prospects as a strong independent company are excellent and that our goal of continuing to build long-term stockholder value will be best served by remaining focused on the execution of our business plan.

Yours truly,

Arthur O. Whipple

Lead Director

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s beliefs, intentions and strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements.  Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the substantial litigation-related expenses associated with pending litigation in which the Company is involved.  Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI Technology, Inc.

Douglas Schirle

Chief Financial Officer

408-331-9802